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                                                                     Exhibit 3.9



                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
           RELATIVE, PARTICIPATING, OPTICAL OR OTHER SPECIAL RIGHTS
         OF SERIES D CONVERTIBLE PREFERRED STOCK AND SERIES E PREFERRED
                    STOCK OF ARCH COMMUNICATIONS GROUP, INC.

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

     Arch Communications Group, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, files this Certificate of Designations setting forth a copy of resolutions duly adopted by the Board of Directors of the Corporation, which resolutions remain in full force and effect as of the date hereof, to establish, pursuant to authority expressly vested in the Board of Directors by Article Fourth of the Restated Certificate of Incorporation of the Corporation, the voting powers, designations, preferences and rights of (i) 1,000,000 shares of the authorized Preferred Stock of the Corporation to be designated as "Series D Convertible Preferred Stock" and (ii) 1,000,000 shares of the authorized Preferred Stock of the Corporation to be designated as "Series E Preferred Stock":

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of one or more series of the Corporation's Preferred Stock, $0.01 par value per share, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

          NOW, THEREFORE, BE IT

          RESOLVED, that the Board of Directors does create, authorize and provide for the issuance of a series of the Corporation's Preferred Stock, $0.01 par value per share, consisting of 1,000,000 shares of the authorized Preferred Stock of the Corporation to be designated as "Series D Convertible Preferred Stock", with the voting powers, designations, preferences and rights specified below; and

          RESOLVED, that the Board of Directors does create, authorize and provide for the issuance of a series of the Corporation's Preferred Stock, $0.01 par value per share, consisting of 1,000,000 shares of the authorized Preferred Stock of the Corporation to be designated as "Series E Preferred Stock", with the voting powers, designations, preferences and rights specified below:
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     Section 1. Designations. One Million (1,000,000) shares of the
Corporation's Preferred Stock shall be designated as "Series D Convertible Preferred Stock." One Million (1,000,000) shares of the Corporation's Preferred Stock shall be designated as "Series E Preferred Stock." The Series D Convertible Preferred Stock (the "Series D Preferred Stock") and the Series E Preferred Stock (the "Series E Preferred Stock") shall sometimes be referred to herein, together with the Corporation's existing Series A Preferred Stock, Series B Junior Participating Preferred Stock and Series C Convertible Preferred Stock, collectively, as the "Preferred Stock."

     Section 2. Dividends. The holders of Series E Preferred Stock shall not be entitled to receive any dividends. The holders of Series D Preferred Stock shall be entitled to receive dividends as described in this Section 2.

          (a) Priority of Dividends. Subject to the rights of the Series C Convertible Preferred Stock and any other class or series of preferred stock which may from time to time come into existence after the date hereof, no dividends shall be declared or set aside for the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), or any class or series of securities junior in rank in terms of liquidation preferences to the Series D Preferred Stock, including the Corporation's existing Series A Preferred Stock and Series B Junior Participating Preferred Stock (together with the Common Stock, the "Junior Stock"), unless prior thereto all accrued and unpaid dividends on the Series D Preferred Stock shall be declared, set aside and paid on all of the then outstanding shares of Series D Preferred Stock. The right of the holders of Series D Preferred Stock to receive dividends on the Series D Preferred Stock shall be pari passu with the right of the holders of Series C Convertible Preferred Stock, Series E Preferred Stock and any other class or series of securities equal in rank in terms of liquidation preferences ("Parity Stock") to the Series D Preferred Stock to receive dividends on Parity Stock if the terms of such Parity Stock include the payment of dividends (it being understood that the holders of Series E Preferred Stock do not have any right to receive dividends on the Series E Preferred Stock). In the event that, after declaration of a dividend on the Series D Preferred Stock, funds legally available for distribution on any Dividend Payment Date (as defined in Section 2(b)) are insufficient to fully pay the dividend due and payable on such Dividend Payment Date to all holders of outstanding Series D Preferred Stock, then any remaining dividend amount owed to holders of the Series D Preferred Stock shall be accrued in accordance with Section 2(b).

     The Corporation shall not declare or pay any dividends or distributions on, or redeem, repurchase, accept or otherwise acquire for value, any shares of capital stock of the Corporation (any of the foregoing, a "Restricted Payment") if all accrued and unpaid dividends on all the then outstanding shares of Series D Preferred Stock have not been paid in full, unless the Corporation shall have first offered, and provided evidence of its ability to pay, to the holders of the Series D Preferred Stock all such dividends on the Series D Preferred Stock. The holders of a majority of the then outstanding shares of Series D Preferred Stock may accept or reject such offer in their sole discretion, which decision shall be binding upon all holders of Series D Preferred Stock. If such offer is made, the Corporation may make such Restricted Payment, and in the case of any Restricted Payment in the form of a dividend or distribution payable with respect to shares of Common Stock, the holders of the outstanding Series D Preferred Stock shall be entitled, ratably in proportion to the shares of Common Stock into which such Series D Preferred Stock could then be converted, to participate therein (to the extent the holders of Common Stock have a right

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to participate in any such dividend or distribution). In the event of the holders of Series D Preferred Stock are entitled to participate in a dividend pursuant to the immediately preceding sentence, no adjustment to the Conversion Price pursuant to Section 5(d) shall be required. Notwithstanding the foregoing, the foregoing provisions of Section 2(a) shall not apply in the event the Corporation shall dividend or otherwise distribute rights to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of capital stock of the Corporation, which rights (i) until the occurrence of a specified event or events are deemed to be transferred with such shares of Common Stock and are not exercisable and (ii) are issued in respect of future issuances of Common Stock ("Rights"). In such event, the holders of shares of Series D Preferred Stock shall be entitled to receive any such Rights ratably in proportion to the shares of Common Stock into which such Series D Preferred Stock could be converted or shall receive such Rights upon any conversion of the Series D Preferred Stock into shares of Common Stock no later than the date such Rights separate from the Common Stock or otherwise become exercisable (the "Distribution Date"), in each case to the extent such Rights have not been redeemed, terminated or otherwise have expired.

         (b) Dividend Rate; Form of Dividend Payment; Dividend Payment Dates. Commencing March 15, 2001 (the "Dividend Commencement Date") and through and including the date on which the Series D Liquidation Preference (as defined in Section 3(a) below) is paid in full, each holder of Series D Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends, in preference and priority to dividends on any Junior Stock, equal, at the Corporation's option, to (i) $10.875 per share per annum or (ii) one-tenth of one share of Series E Preferred Stock per annum. Subject to the second paragraph of Section 2(a) above, in no event shall the holders of the Series D Preferred Stock be entitled to receive any dividends for the period from the Original Issue Date (as defined below) through the Dividend Commencement Date. If any fractional share of Series E Preferred Stock would be issuable in payment of any dividend on any share of the Series D Preferred Stock (for this purpose aggregating all shares of Series D Preferred Stock held by each holder), the Corporation shall make a cash payment for such portion of the dividend in lieu of fractional shares of Series E Preferred Stock. The dividends, whether in cash or shares of Series E Preferred Stock, will be appropriately adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together referred to as "Recapitalization Events") which affect the number of outstanding shares of the Series D Preferred Stock or Series E Preferred Stock, as applicable. Accrued dividends on the Series D Preferred Stock shall be payable out of funds legally available therefor on March 15 and September 15 of each year (each a "Dividend Payment Date"), commencing on September 15, 2001, to the holders of record of the Series D Preferred Stock as of the close of business on the applicable record date; provided, however, that with respect to shares of Series D Preferred Stock converted into Common Stock on or after March 15, 2001 but before September 15, 2001, such dividends shall be paid in cash or shares of Series E Preferred Stock as provided in the first sentence of this Section 2(b) on September 15, 2001 to the former holders of the Series D Preferred Stock so converted into Common Stock for the period of time from and after March 15, 2001 through the date of such conversion. Dividends shall be fully cumulative and shall accrue on a daily basis based on a 360-day year, as the case may be, without regard to the occurrence of a Dividend Payment Date and whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. The amount of dividends accrued with respect to any share of Series D Preferred Stock as of the first Dividend Payment


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Date after the Dividend Commencement Date, or as of any other date after the
Dividend Commencement Date that is not a Dividend Payment Date, shall be calculated on the basis of the actual number of days elapsed from and including the Dividend Commencement Date, in the case of the first Dividend Payment Date and any date of determination prior to the first Dividend Payment Date, or from and including the last preceding Dividend Payment Date, in the case of any other date of determination, to and including such date of determination which is to be made, in each case based on a year of 360 days (the "Dividend Period"). Whenever the Board of Directors of the Corporation declares any dividend pursuant to this Section 2, written notice of the applicable record date and related Dividend Payment Date shall be given at least 10 days in advance thereof.

          (c) Accrual of Dividends; Addition to Liquidation Preference. On each Dividend Payment Date, all dividends that have accrued on each share of Series D Preferred Stock during the immediately preceding Dividend Period shall, to the extent not paid on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been earned or declared or there are any funds of the Corporation legally available for the payment of dividends), be added to the Series D Liquidation Preference of such share effective as of such Dividend Payment Date and shall remain a part thereof to and including the date on which the Series D Liquidation Preference of such share is paid in full to the holder of such share pursuant to Section 3.

          (d) Pro Rata Declaration and Payment of Dividends. All dividends paid with respect to shares of the Series D Preferred Stock pursuant to this
Section 2 shall be declared and paid pro rata to all the holders of the shares of Series D Preferred Stock outstanding as of the applicable record date.

     Section 3.  Liquidation, Dissolution or Winding Up.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each such event, a "Liquidation"), except as provided in Section 3(b) below, subject to the rights of the Preferred Stock and any other class or series of preferred stock that may from time to time come into existence, the holders of shares of Series D Preferred Stock then outstanding shall be entitled, ratably in proportion to the shares of the Series D Preferred Stock held by such holders, to be paid out of the assets of the Corporation available for distribution to its stockholders before payment to the holders of Junior Stock, and pari passu with Parity Stock, by reason of their ownership thereof, an amount equal to (A)(i) $90.943977 per share of the Series D Preferred Stock (subject to appropriate adjustment for any Recapitalization Events affecting the Series D Preferred Stock), plus (ii) 10.875% on such amount per annum from and after the date on which Series D Preferred Stock was first issued (the "Original Issue Date") through March 15, 2001, so that such amount shall equal $100.00 (subject to appropriate adjustment for any Recapitalization Events affecting the Series D Preferred Stock) on March 15, 2001, plus (iii) an amount equal to all unpaid dividends accrued on such share of the Series D Preferred Stock since the Dividend Commencement Date thereof which, pursuant to Section 2(c), have been added to and remain part of the Liquidation Preference as of such time of determination, plus (iv) an amount equal to all accrued and unpaid dividends accrued on such share of the Series D Preferred Stock during


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the period from the immediately preceding Dividend Payment Date through and including the determination date (the "Series D Liquidation Preference").

     In the event of any Liquidation, except as provided in Section 3(b) below, subject to the rights of the Preferred Stock and any other class or series of preferred stock that may from time to time come into existence, the holders of shares of Series E Preferred Stock then outstanding shall be entitled, ratably in proportion to the shares of the Series E Preferred Stock held by such holders, to be paid out of the assets of the Corporation available for distribution to its stockholders before payment to the holders of Junior Stock, and pari passu with Parity Stock, by reason of their ownership thereof, an amount equal to $108.75 (subject to appropriate adjustment for any Recapitalization Events affecting the Series E Preferred Stock) per share (the "Series E Liquidation Preference").

     (b) If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock, Series E Preferred Stock and any other Parity Stock the full amount to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of shares of Series D Preferred Stock, Series E Preferred Stock and any other Parity Stock ratably in proportion to the aggregate liquidation preferences of the Series D Preferred Stock, Series E Preferred Stock and any other series or class of Parity Stock held by such holders.

     (c) After the payment of all preferential amounts required to be paid to the holders of Series D Preferred Stock, Series E Preferred Stock and any other Parity Stock, upon the Liquidation of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     Section 4. Voting Rights. The holders of Series E Preferred Stock shall have no voting rights except as prescribed by applicable law. The holders of Series D Preferred Stock shall have the voting rights described in this Section 4.

     (a) The holder of each share of Series D Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series D Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall be entitled to vote, together with holders of Common Stock and any other shares of Preferred Stock authorized to vote together with the Common Stock, as a single class, with respect to any questions upon which holders of Common Stock have the right to vote, including without limitation the election of directors.

     (b) Subject to the rights of series of the Preferred Stock and any other class or series of preferred stock which may from time to time come into existence, so long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a single class:


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            (i) authorize, increase the authorized number of shares of, or issue
(or obligate itself to do so) any shares of any class or series of capital stock of the Corporation (or any security convertible into or exercisable for any such shares) ranking prior to or on a parity with the Series D Preferred Stock in terms of dividends, liquidation preferences or redemption rights;

            (ii) increase the authorized number of shares of, or issue any shares of Series D Preferred Stock (or obligate itself to do so);

            (iii) authorize, adopt or approve an amendment to the Restated Certificate of Incorporation of the Corporation which would decrease the aggregate number of authorized shares of Series D Preferred Stock below the number then outstanding, or alter or change any of the powers, preferences or rights of the shares of Series D Preferred Stock; or

            (iv) reclassify any shares of Common Stock or any other shares of any class or series of capital stock of the Company into shares ranking prior to or on a parity with the Series D Preferred Stock in terms of dividends, liquidation preferences or redemption rights.

    Section 5. Conversion. The holders of Series E Preferred Stock shall have no rights or obligations to convert their shares into Common Stock. The holders of the Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each holder of Series D Preferred Stock shall have the right to convert each share of Series D Preferred Stock, at the option of such holder, at any time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $100.00 by the Conversion Price (as defined hereinafter) per share in effect at the time of such conversion. The Conversion Price per share for the Series D Preferred
Stock shall initially be $15.12131833. Such initial Conversion Price shall be subject to adjustment as set forth in Sections 5(d) and 5(f) below.

         (b) Mandatory Conversion. All outstanding shares of the Series D Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of the Common Stock as is calculated under Section 5(a) upon the closing of the Corporation's acquisition of Paging Network, Inc.

         (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the average market price (defined as the closing price per share of Common Stock on such exchange where the Common Stock is then listed) per share of Common Stock during the 10 trading days immediately preceding the conversion date. Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. If upon such conversion the holders of Series D Preferred Stock

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have received any Rights and such conversion takes place prior to the
Distribution Date with respect to such Rights, such holder shall also surrender such Rights upon such conversion. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Such converted Series D Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

     (d) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations. In the event the Corporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification, stock split or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Price for the Series D Preferred Stock in effect immediately prior to such dividend, subdivision, combination or consolidation shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately adjusted.

     (e) No Impairment. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

     (f) Certificate as to Adjustments. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of Series D Preferred Stock.

     (g) Notices of Record Date. In the event that this Corporation shall propose at any time:

          (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;


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     (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

     (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

     (iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series D Preferred Stock:

          (A) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

          (B) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series D Preferred Stock at the address for each such holder as shown on the books of this Corporation.

     (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Restated Certificate of Incorporation.

     (i) Transfer or Similar Taxes on Shares Issued. The issue of stock certificates on conversions of Series D Preferred Stock shall be made without charge to the converting holder of Series D Preferred Stock for any transfer or similar tax in respect of the issue thereof. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of any Series D Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the


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
issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     Section 6. Redemption.

          (a) Mandatory Redemption. On March 15, 2008 (the "Redemption Date"), the Corporation shall redeem each then outstanding share of Series D Preferred Stock and Series E Preferred Stock, in cash, at a redemption price equal to the Series D Liquidation Preference or Series E Liquidation Preference, as applicable, at the time then in effect.

          (b) Optional Redemption. The Corporation may, at its option, redeem any or all of the outstanding Series D Preferred Stock and Series E Preferred Stock on or after March 15, 2001. Any redemption shall be pro rata according to the aggregate liquidation preferences of the shares of Series D Preferred Stock and Series E Preferred Stock held by each holder. The redemption price for each share redeemed pursuant to this Section 6(b) shall be an amount payable in cash equal to the following percentages of the Series D Liquidation Preference or Series E Liquidation Preference, as applicable, at the time then in effect:


                 Redemption Date                    Redemption Price
       March 15, 2001 to March 14, 2002        104.078% of principal amount
       March 15, 2002 to March 14, 2003        102.719% of principal amount
       March 15, 2003 to March 14, 2004        101.359% of principal amount
       On or after March 15, 2004              100.000% of principal amount



     (c) Redemption Procedures. The Corporation shall provide each holder of Series D Preferred Stock and Series E Preferred Stock with a written notice of redemption (addressed to the holder at its address as it appears on the stock transfer books of the Corporation), not earlier than sixty (60) nor later than twenty (20) days before the date fixed for redemption. The notice of redemption shall specify (i) the class or part of the class of shares to be redeemed; (ii) the date fixed for redemption (the "Redemption Date"); (iii) the applicable redemption price; (iv) the place the holders of Series D Preferred Stock and Series E Preferred Stock may obtain payment of the redemption price upon surrender of their certificates; and (v) the last date prior to the date of redemption that the right of conversion of the Series D Preferred Stock may be exercised. If funds are legally available on the date fixed for redemption, then whether or not shares are surrendered for payment of the redemption price, the shares shall no longer be outstanding and the holders thereof shall cease to be stockholders of the Corporation with respect to the shares redeemed on and after the date fixed for redemption and shall be entitled to receive the applicable redemption price, without interest upon the surrender of the share certificate. If less than all the shares represented by a share certificate are to be redeemed, the Corporation shall issue a new share certificate for the shares not redeemed and such redemption shall be effected on a pro rata basis as described in Section 6(d) below.

     (d) Insufficient Funds. If on a Redemption Date funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of Series D Preferred Stock or Series E Preferred Stock required to be redeemed as provided herein, funds to the extent



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legally available shall be used for such purpose and the Corporation shall effect such redemption pro rata according to the aggregate liquidation preferences of the shares of Series D Preferred Stock and Series E Preferred Stock held by each holder subject to the redemption (a "Partial Redemption"). To the extent funds are legally available therefor, the Corporation shall make additional Partial Redemptions beginning thirty (30) days after the Redemption Date and each thirty (30) days thereafter until all outstanding shares of Series D Preferred Stock and Series E Preferred Stock have been redeemed.

     (e) No Reissue. Any Series D Preferred Stock or Series E Preferred Stock redeemed pursuant to this Section 6 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series D Preferred Stock or Series E Preferred Stock accordingly.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by a authorized officer this 28th day of April, 2000.


                                        ARCH COMMUNICATIONS GROUP, INC.



                                     By:    /s/ J. Roy Pottle
                                            ------------------------------------
                                     Title: Executive Vice President and Chief
                                            Financial Officer








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